Item 30. Exhibit (h) i. i. 1. x.

Amendment to Participation Agreement

As of June 25, 2021 by and among

Franklin Templeton Variable Insurance Products Trust

Franklin/Templeton Distributors, Inc.

Legg Mason Investor Services, LLC

Massachusetts Mutual Life Insurance Company

C.M. Life Insurance Company

MML Bay State Life Insurance Company

This Amendment (“Amendment”) to the Participation Agreement by and among Franklin Templeton Variable Insurance Products Trust (the “Trust”), Franklin/Templeton Distributors, Inc., a New York Corporation (“FTDI” and together with the Trust, “we,” “our,” or “us”), and Massachusetts Mutual Life Insurance Company, C.M. Life Insurance Company and MML Bay State Life Insurance Company (each, the “Company,” “you” or “your”), each Company on its own behalf and on behalf of certain of its Accounts, is made as of June 25, 2021, by and among the Trust, FTDI, each Company, and Legg Mason Investor Services, LLC, a registered broker dealer and affiliate of FTDI (“LMIS”, and together with the Trust, FTDI, and each Company, the “Parties”). Unless otherwise indicated, the terms defined in the Participation Agreement shall have the same meaning in this Amendment.

RECITALS

WHEREAS, on July 31, 2020, Franklin Resources, Inc. (“FRI”), the parent company of FTDI, acquired Legg Mason, Inc., the parent company of LMIS, which resulted in LMIS becoming an indirect wholly owned subsidiary of FRI; and

WHEREAS, in connection with an internal reorganization (the “Reorganization”), FTDI will be merged into LMIS, as a consequence of which LMIS, as the surviving entity, will assume all of FTDI’s rights and obligations under the Participation Agreement by operation of law; and

WHEREAS, the Reorganization will take place in two phases, involving (1) a redomestication and change of name transaction, in which FTDI will become a Delaware limited liability company under the name of Franklin Templeton Distributors, LLC (“FTD LLC”) followed by (2) the merger of FTD LLC into LMIS; and

WHEREAS, upon the closing of the Reorganization, LMIS will be renamed Franklin Distributors, LLC (“FD LLC”); and

WHEREAS, the Participation Agreement currently defines the term “Underwriter” to refer to FTDI.

NOW THEREFORE, in consideration of these premises and the terms and conditions set forth herein, the Parties agree as follows:

1.	Underwriter. Upon the closing of the Reorganization, the term Underwriter, as used in the Participation Agreement, shall refer to FD LLC; the terms “we,” “our,” and “us” shall refer to the Trust together with FD LLC.

2.	Continuation of Participation Agreement. Except as stated in Section 1 of this Amendment with respect to references to the Underwriter, the Participation Agreement, including all representations, warranties, terms, covenants and conditions and all Schedules thereto, shall continue to be in full force and effect.

IN WITNESS WHEREOF, each of the Parties has caused their duly authorized officer to execute this Amendment.

Franklin Templeton Variable Insurance Products Trust

By:	/s/ Steven Gray
Name:	Steven Gray
Title:	Vice President

Franklin/Templeton Distributors, Inc.

By:	/s/ Jeffrey Masom
Name:	Jeffrey Masom
Title:	President

Legg Mason Investor Services, LLC

By:	/s/ Jeremy O’Shea
Name:	Jeremy O’Shea
Title:	COO, U.S. Distribution

Massachusetts Mutual Life Insurance Co.

By:	/s/ Philip Michalowski
Name:	Philip Michalowski
Title:	Head of Annuity Product

C.M. Life Insurance Company

By:	/s/ Philip Michalowski
Name:	Philip Michalowski
Title:	Head of Annuity Product

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MML Bay State Life Insurance Company

By:	/s/ Philip Michalowski
Name:	Philip Michalowski
Title:	Head of Annuity Product

3